REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Handheld Entertainment, Inc.

We have audited the accompanying Statement of Assets Acquired and Liabilities Assumed of FunMansion.com (A Component of Aperio Technologies, Inc.) as of December 31, 2005, and the related Statements of Revenues and Direct Expenses for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the Assets Acquired and Liabilities Assumed of FunMansion.com (A Component of Aperio Technologies, Inc.) at December 31, 2005, and the related Revenues and Direct Expenses for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 12, 2007

FUNMANSION.COM
(A COMPONENT OF APERIO TECHNOLOGIES, INC.)
STATEMENT OF ASSETS ACQUIRED AND LIABILITES ASSUMED
AT DECEMBER 31, 2005

ASSETS ACQUIRED
Current assets:
Due from shareholder	$3,524
Total assets acquired	$3,524
LIABILITIES ASSUMED AND NET ASSETS ACQUIRED
Total liabilities	--
Net Assets Acquired	3,524
Total liabilities Assumed and Net Assets Acquired	$3,524

The accompanying notes are an integral part of these financial statements

FUNMANSION.COM
(A COMPONENT OF APERIO TECHNOLOGIES, INC.)
STATEMENTS OF REVENUES AND DIRECT EXPENSES

	Years Ended December 31,
	2005	2004
Revenues	$12,897	$1,208
Cost of revenues	--	--
Gross profit	12,897	1,208
Direct Costs and expenses
Sales and marketing	152	--
General and administrative	9,824	583
Total operating expenses	9,997	583
Income from operations	2,899	625
Net Income	$2,899	$625

The accompanying notes are an integral part of these financial statements

FUNMANSION.COM
(A COMPONENT OF APERIO TECHNOLOGIES, INC.)
NOTES TO FINANCIAL STATEMENTS
AT DECEMBER 31, 2005

Note 1 - Summary of Significant Accounting Policies

Nature of Operations

Aperio Technologies Inc. (the “Company”) was formed in February 2001 to operate several business ventures eventually including the FunMansion.com (“FM”) website which delivers user-generated videos over the Internet. The FM website, which commenced operations in January 2004, is focused on the delivery of safe for work videos to website visitors with an emphasis on slapstick comedy and other related humor. Since its inception the Company has developed other lines of business including six other website businesses which it will continue to operate after Handheld Entertainment, Inc. (“Handheld”) completed its acquisition of the assets and business interests related to FM (see basis of Presentation).

Basis of Presentation

On December 1, 2006, Handheld acquired the assets and business interests relating to the FunMansion.com website from the Company. The accompanying financial statements have been prepared as if the only operations were those of the FunMansion.com website related assets which was purchased by Handheld on December 1, 2006. The Statement of Revenues and Direct Expenses excludes those costs which are not directly related to FunMansion.com revenue producing activities such as corporate overhead and taxes. Direct costs include allocations of selling, general and administrative expenses incurred by the Company. Management believes that the identification of revenues and allocation of direct expenses is reasonable.

Use of Estimates

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). These accounting principles require us to make certain estimates, judgments and assumptions in preparation of the financial statements. We believe that the estimates, judgments and assumptions upon which we rely are reasonable based upon information available to us at the time that these estimates, judgments and assumptions are made. These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities as of the date of our financial statements as well as the reported amounts of revenues and expenses during the periods presented. Our financial statements would be effected to the extent there are material differences between these estimates and actual results. In many cases, the accounting treatment of a particular transaction is specifically dictated by GAAP and does not require management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. Significant estimates in 2005 and 2004 include the identification of revenue and the allocation of indirect expenses.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, advertising has been displayed and viewed by a valid customer, the sale price is fixed and determinable, and collection of the resulting account is reasonably assured. Our revenue is primarily derived from visitors viewing web pages on the FM site that serve ads for which we earn a commission from advertising networks to whom we extend credit terms after an analysis of the advertising network and its financial condition and credit worthiness. Revenue is not determinable until we receive a statement and payment from the advertising network. Accordingly, revenue is recognized only when the statement is received and payment received.

Note 2 - Due from Shareholder

At December 31, 2005, we have recorded a receivable from the existing shareholder of $3,524. This amount represents the net income generated from the assets that Handheld acquired as part of the December 1, 2006 transaction with Aperio which included all of the assets and business interests relating to the FunMansion.com website.

Note 3 - Cash Flow

During the years ended December 31, 2005 and 2004, the FM website business did not acquire or dispose of any assets or complete any financing transactions which would be classified as sources or uses of cash from investing or financing activities. The FM business was, on an operating basis, for the years ended December 31, 2005 and 2004, a source of cash to the Aperio in the amount of $2,899 and $625, respectively.

Aperio did not make, as a result of the FM business, any cash payments for interest or other similar items which would qualify for supplemental disclosure in the cash flow section of the financial statements.

Note 4 - Concentrations

During 2004, one advertising network accounted for 99% of revenue. During 2005, three advertising networks accounted for 57%, 23% and 12% of total revenue. As a result, we were materially dependent on these networks and the loss of any of them would have a material effect on our results.